Exhibit 10.1

[DATE]

VIA ELECTRONIC MAIL

[NAME]

[ADDRESS]

Re: Transaction Bonus

As you know, Lantheus Holdings, Inc. (“Lantheus”) is entering into an Agreement and Plan of Merger with Curium US Holdings LLC and the other parties thereto (the “Merger Agreement” and the transactions contemplated by the Merger Agreement, the “Merger”).

In recognition of your work and contributions to Lantheus and its subsidiaries (collectively, the “Company”) in connection with the Merger prior to the Effective Time (as defined in the Merger Agreement), you will be eligible to receive a bonus in an amount equal to $[•] (the “Transaction Bonus”), subject to the terms and conditions of this letter agreement (this “Letter”). If for any reason the Merger Agreement terminates prior to the closing of the Merger (the “Closing”) or the Closing does not occur, then this Letter shall be null and void ab initio and of no force or effect.

1.

Conditions and Payment. Your right to receive the Transaction Bonus is subject to and conditioned on your continued employment with the Company through immediately prior to the Effective Time. If earned, the Transaction Bonus will be paid to you in cash no later than five (5) business days after the Closing.

2.

Taxes. The Transaction Bonus will be subject to applicable taxes and withholding. This Letter and the Transaction Bonus are intended to be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986 (“Section 409A”), including pursuant to the short-term deferral exemption under Treas. Reg. § 1.409A-1(b)(4). Notwithstanding the foregoing, nothing in this Letter shall be interpreted or construed to transfer any liability for any tax (including any tax, interest, or penalty due as a result of a failure to comply with Section 409A) from you to the Company or to any other individual or entity.

3.

Governing Law. This Letter shall be construed in accordance with the laws of the Commonwealth of Massachusetts, without reference to principles of conflict of laws that would require application of the laws of another jurisdiction.

4.

No Right to Continued Employment. Nothing in this Letter shall interfere with or limit the right of the Company to terminate your employment[, subject to the terms and conditions of the severance letter agreement, severance letter amendment and any other applicable agreements that you previously signed with the Company], nor confer upon you any right to continue in the employ of the Company or any affiliate or successor.

5.

Entire Agreement. This Letter contains the entire agreement and understanding between the parties with respect to the Transaction Bonus that is the subject matter hereof and supersedes all prior and contemporaneous agreements or discussions, express or implied, oral or written, with respect thereto. This Letter may be amended only by a written instrument signed by the parties.

6.

Execution and Counterparts. This Letter may be executed in separate counterparts (by e-mail, .pdf, DocuSign, or other means of electronic transmission), each of which shall be an original and all of which taken together shall constitute one and the same agreement.

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Please confirm your agreement to the foregoing by signing and returning a copy of this Letter.

LANTHEUS MEDICAL IMAGING, INC.

By:
Name:
Title:

ACCEPTED AND AGREED:

[NAME]